EXHIBIT 4.3

                 SECOND AMENDMENT TO THE OBIE MEDIA CORPORATION
                       RESTATED 1996 STOCK INCENTIVE PLAN


The OBIE MEDIA CORPORATION Restated 1996 Stock Incentive Plan is hereby amended, effective April 27, 2001, subject to shareholder approval, to revise the share number reference in the first sentence of Section VI.A. to read "649,300 shares" from "549,300 shares."

         In all other respects, the OBIE MEDIA CORPORATION Restated 1996 Stock Incentive Plan shall remain the same.

                              OBIE MEDIA CORPORATION


                              By:    /s/ Brian B. Obie
                                   --------------------------------------------
                                     Brian B. Obie, Chairman of the Board
                                     President, and Chief Executive Officer